As filed with the Securities and Exchange Commission on June 24, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVR Refining, LP

(Exact Name of Registrant as specified in its charter)

Delaware	37-1702463
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, TX 77479

(281) 207-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. Lipinski

2277 Plaza Drive, Suite 500

Sugar Land, TX 77479

(281) 207-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

E. Ramey Layne

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 150

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Units

(1)	An indeterminate initial number of common units representing limited partner interests as may from time to time be issued at indeterminate prices are being registered hereunder.
(2)	In accordance with Rule 456(b) and 457(r) the registrants are deferring payment of all of the registration fees and will pay any registration fees subsequently in advance or on a pay-as-you-go basis.

PROSPECTUS

CVR Refining, LP

Common Units

We may offer, from time to time, common units representing limited partner interests in CVR Refining, LP.

We may offer and sell these common units to or through one or more underwriters or dealers in firm commitment underwritings. This prospectus describes the general terms of these securities and the general manner in which we will offer the common units. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities and may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Our common units trade on the New York Stock Exchange (“NYSE”) under the symbol “CVRR.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2014.

i

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “SEC” or “Commission.” In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

ii

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any accompanying prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our securities.

We use the following defined terms within this prospectus (in all cases, unless the context otherwise requires or where otherwise indicated):

•	“Refining LP,” the “Partnership” as well as “we,” “our,” “us” or like terms, when used in a present or future context, refer to CVR Refining, LP, a publicly-traded limited partnership listed on the New York Stock Exchange (“NYSE”) (NYSE: CVRR) and its consolidated subsidiaries;

•	“Refining LLC” refers to our wholly-owned subsidiary, CVR Refining, LLC, and its consolidated subsidiaries;

•	“CVR Energy” refers to CVR Energy, Inc., a publicly-traded company listed on the NYSE (NYSE: CVI), and its consolidated subsidiaries;

•	“CVR Partners” refers to CVR Partners, LP, a publicly-traded limited partnership listed on the NYSE (NYSE: UAN) that owns and operates a nitrogen fertilizer facility based in Coffeyville, Kansas, adjacent to our Coffeyville refinery;

•	“CVR Refining GP” or the “general partner” refer to CVR Refining GP, LLC, an indirect wholly-owned subsidiary of CVR Energy and our general partner;

•	“Coffeyville Resources” refers to Coffeyville Resources, LLC, an indirect wholly-owned subsidiary of CVR Energy, which indirectly owns the general partner of Refining LP and a majority of the limited partner interests of Refining LP; and

•	“CVR Refining Holdings” refers to CVR Refining Holdings, LLC, a wholly-owned subsidiary of Coffeyville Resources that directly owns our general partner and a majority of our common units.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our common units are listed and traded on the NYSE. Our reports and other information filed with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.cvrrefining.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website, other than the documents listed below, is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by CVR Refining, LP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) until all offerings under this shelf registration statement are completed:

•	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014;

•	The Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 2, 2014;

•	The Partnership’s Current Reports on Form 8-K or Form 8-K/A filed on January 7, 2014, February 21, 2014, May 16, 2014, and May 22, 2014; and

•	The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35781) filed with the SEC on January 14, 2013 and any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:

CVR Refining, LP

Attention: Investor Relations

10 E. Cambridge Circle Drive, Suite 250

Kansas City, Kansas

(913) 982-0481

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains “forward-looking statements” as defined by the SEC. Such statements are those concerning contemplated transactions and strategic plans, expectations and objectives for future operations. These include, without limitation:

•	statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future;

•	statements relating to future financial performance, future capital sources and other matters; and

•	any other statements preceded by, followed by or that include the words “anticipates,” “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “should,” “may,” or similar expressions.

Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus or the documents incorporated by reference in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to those set forth under the section captioned “Risk Factors” and contained elsewhere in this prospectus. Such factors include, among others:

•	our ability to make cash distributions on the common units;

•	the price volatility of crude oil, other feedstocks and refined products, and variable nature of our distributions;

•	the ability of our general partner to modify or revoke our distribution policy at any time;

•	our ability to forecast our future financial condition or results of operations and our future revenues and expenses;

•	the effects of transactions involving forward and derivative instruments;

•	our ability in the future to obtain an adequate crude oil supply pursuant to supply agreements or at all;

•	our continued access to crude oil and other feedstock and refined products pipelines;

•	the level of competition from other petroleum refiners;

•	changes in our credit profile;

•	potential operating consequences from accidents, fire, severe weather, floods, or other natural disasters, or other operating hazards resulting in unscheduled downtime;

•	our continued ability to secure gasoline and diesel RINs, as well as environmental and other governmental permits necessary for the operation of our business;

•	costs of compliance with existing, or compliance with new, environmental laws and regulations, as well as the potential liabilities arising from, and capital expenditures required to, remediate current or future contamination;

•	the seasonal nature of our business;

•	our dependence on significant customers;

•	our potential inability to obtain or renew permits;

•	our ability to continue safe, reliable operations without unplanned maintenance events prior to and when approaching the end-of-cycle turnaround operations;

•	new regulations concerning the transportation of hazardous chemicals, risks of terrorism, and the security of chemical manufacturing facilities;

•	our lack of asset diversification;

•	the potential loss of our transportation cost advantage over our competitors;

•	our ability to comply with employee safety laws and regulations;

•	potential disruptions in the global or U.S. capital and credit markets;

•	the success of our acquisition and expansion strategies;

•	our reliance on CVR Energy’s senior management team;

•	the risk of a substantial increase in costs or work stoppages associated with negotiating collective bargaining agreements with the unionized portion of our workforce;

•	the potential shortage of skilled labor or loss of key personnel;

•	successfully defending against third-party claims of intellectual property infringement;

•	our indebtedness;

•	our potential inability to generate sufficient cash to service all of our indebtedness;

•	the limitations contained in our debt agreements that limit our flexibility in operating our business;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	our limited operating history as a stand-alone entity;

•	potential increases in costs and distraction of management resulting from the requirements of being a publicly traded partnership;

•	exemptions we will rely on in connection with the NYSE corporate governance requirements;

•	risks relating to our relationships with CVR Energy;

•	risks relating to the control of our general partner by CVR Energy;

•	the conflicts of interest faced by our senior management team, which operates both us and CVR Energy, and our general partner;

•	limitations on duties owed by our general partner that are included in the partnership agreement; and

•	changes in our treatment as a partnership for U.S. income tax purposes.

We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus, or to reflect the occurrence of unanticipated events, except to the extent required by law.

CVR REFINING, LP

We are an independent downstream energy limited partnership with refining and related logistics assets that operates in the mid-continent region. Our common units are listed on the New York Stock Exchange (“NYSE”) under the symbol “CVRR.”

Our principal executive office is located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas. Our telephone number is (281) 207-3200.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus and any prospectus supplement, including those risk factors described under “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and any subsequently filed document pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in evaluating an investment in our securities. Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units or other securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include repayment or refinancing of debt, funding for acquisitions, capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement. Pending any specific application, we may initially invest the funds in short-term marketable securities or apply them to the repayment of indebtedness.

DESCRIPTION OF THE COMMON UNITS

Our Common Units

The common units offered hereby represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights and privileges of holders of our common units to partnership distributions, see “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “The Partnership Agreement.”

Transfer Agent and Registrar

Duties. American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our common units are listed on the NYSE under the symbol “CVRR.”

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

We expect to make distributions generally within 60 days after the end of each quarter, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date.

Method of Distributions

We will distribute available cash to our unitholders, pro rata; provided, however, that our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Our partnership agreement permits us to borrow to make distributions, but we are not required and do not intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter.

We do not have a legal obligation to pay distributions, and the amount of distributions paid under our policy and the decision to make any distribution is determined by the board of directors of our general partner. Moreover, we may be restricted from paying distributions of available cash by the instruments governing our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities” in our most recently filed Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

General Partner Interest

Our general partner owns a non-economic general partner interest and therefore will not be entitled to receive cash distributions. However, it may acquire common units and other equity interests in the future and will be entitled to receive pro rata distributions therefrom.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash, see “Provisions of our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of our general partner, see “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the authority of our general partner to manage our business and activities, see “Directors, Executive Officers and Corporate Governance—Management of CVR Refining, LP” in our most recently filed Annual Report on Form 10-K;

•	with regard to the transfer of common units, see “Description of The Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, see “Material Tax Consequences.”

Organization and Duration

We were organized in September 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to engaging in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than those related to the petroleum refining business and activities now or hereafter customarily conducted in conjunction with this business, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Common unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its and its affiliates’ percentage interest if we issue partnership interests, see “—Issuance of Additional Partnership Interests.”

Adjustments to Capital Accounts Upon Issuance of Additional Common Units

We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis, so that after such issuance, the capital account balances attributable to all common units are equal.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The holders of a majority of the common units (including common units deemed owned by our general partner) represented in person or by proxy shall constitute a quorum at a meeting of such common unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

Issuance of additional units	No approval right. Please read “—Issuance of Additional Interests.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022. See “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2⁄3% of the outstanding common units, including common units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of such units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or other court located in the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets.

The Delaware Act generally provides that a limited partner does not participate in the control of the business within the meaning of the Delaware Act by virtue of possessing or exercising the right or power to admit, remove or retain the general partner, amend the partnership agreement or certificate of limited partnership, or cause the taking or refraining from taking of any action with respect to such other matters as are stated in the partnership agreement. However, if a court were to determine that the right, or exercise of the right, by the limited partners as a group to take any action under the partnership agreement constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner.

This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a limited partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries currently conduct business in Arkansas, Iowa, Kansas, Missouri, Nebraska, Oklahoma, Texas and South Dakota. We and our current subsidiaries or any future subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. We have attempted to limit our liability for the obligations of Refining LLC by structuring it as a limited liability company.

If, by virtue of our membership interest in Refining LLC or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our quarterly cash distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, have special voting rights to which the common units are not entitled or are senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or any partner, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under “—No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1)	enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of partner interests so affected;

(2)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion;

(3)	change certain of the terms under which we can be dissolved; or

(4)	change the term of the partnership.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units, voting together as a single class (including common units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any other partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the creation, authorization, or issuance of additional partnership interests or rights to acquire partnership interests, as otherwise permitted by our partnership agreement;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance subject to the terms of the partnership agreement; or

•	any other amendments substantially similar to any of the matters described above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the partners considered as a whole or any particular class of partners;

•	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove the general partner or call a meeting of unitholders, must be approved by the affirmative vote of partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or other partners, including any duty to act in good faith or in the best interest of us or the other partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our common units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us into a new limited liability entity or merge us into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of common units representing a unit majority;

(2)	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of our partnership; or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of common units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units excluding common units held by our general partner and its affiliates (including CVR Energy), and by giving 90 days’ written notice and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the unitholders if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest without the approval of the unitholders. See “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding units voting as a single class may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding units. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates (including Coffeyville Resources) gives them the ability to prevent our general partner’s removal.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove CVR Refining GP as our general partner or otherwise change management. See “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of common units, that person or group loses voting rights on all of its common units. This loss of voting rights does not apply in certain circumstances. See “—Voting Rights.”

Call Right

If at any time our general partner and its affiliates own more than 95% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. If our general partner and its affiliates reduce their ownership percentage to below 70% of the outstanding units, the ownership threshold to exercise the call right will be permanently reduced to 80%.

The purchase price in the event of such an acquisition will be the greater of:

(1)	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; or

(2)	the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

As a result of our general partner’s right to purchase outstanding common units, a holder of common units may have its common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material Tax Consequences—Disposition of Common Units.”

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

•	permit us to redeem the common units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers, or in order to reverse an adverse determination that has occurred regarding such maximum rates, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our current or future subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our partner (and their owners, to the extent relevant); and

•	permit us to redeem the common units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited. Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or their affiliates, or, upon the approval by the general partner, any other unitholder, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under our partnership agreement we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings:

(1)	our general partner;

(2)	any departing general partner;

(3)	any affiliate of our general partner or any departing general partner;

(4)	any person who is or was a director, officer, fiduciary, trustee, manager or managing member of us or our subsidiaries, our general partner or any departing general partner or any of our general partner’s or any departing general partner’s affiliates;

(5)	any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to us or our subsidiary at the request of a general partner or any departing general partner;

(6)	any person who controls, or has previously controlled, our general partner; or

(7)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for (1) all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of our general partner, to perform services for us or for the general partner in the discharge of its duties to us) and (2) all other expenses reasonably allocable to us or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available a report containing our unaudited financial statements within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with tax information reasonably required for federal and state income tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

In addition, CVR Energy has full and complete access to any records relating to our business, and our general partner will cause its officers and independent accountants to be available to discuss our business and affairs with CVR Energy’s officers, agents and employees.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

(1)	a current list of the name and last known address of each record holder;

(2)	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

(3)	information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

(4)	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units sold by our general partner or any of its affiliates (including CVR Refining Holdings) if an exemption from the registration requirements is not otherwise available. We will not be required to effect more than two registrations pursuant to this provision in any twelve-month period, and our general partner can defer filing a registration statement for up to six months if it determines that this would be in our best interests due to a pending transaction, investigation or other event. We have also agreed that, if we at any time propose to file a registration statement for an offering of partnership interests for cash, we will use all commercially reasonable efforts to include such number of partnership interests in such registration statement as any of our general partner or any of its affiliates shall request. We are obligated to pay all expenses incidental to these registrations, other than underwriting discounts and commissions. The registration rights in our partnership agreement are applicable with respect to our general partner and its affiliates after it ceases to be a general partner for up to two years following the effective date of such cessation. In addition, in connection with our initial public offering, we entered into a registration rights agreement with IEP Holdings, LLC (an affiliate of Icahn Enterprises), CVR Refining Holdings and CVR Refining Holdings Sub, LLC, pursuant to which we may be required to register the sale of the common units they hold.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its owners (including Coffeyville Resources and CVR Energy), on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of the duties of our general partner to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage us in a manner that it believes is not adverse to our interest. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner and its owners, on the one hand, and us and our public unitholders, on the other, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding units, excluding any units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of the board of our general partner or from the holders of a majority of the outstanding units as described above. If our general partner does not seek approval from the conflicts committee or from holders of units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interest of the partnership. See “Directors, Executive Officers and Corporate Governance—Management of CVR Refining, LP” in our 2013 Annual Report for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

We rely primarily on the executive officers of our general partner, who also serve as the senior management team of CVR Energy and its affiliates, to manage most aspects of our business and affairs.

We rely primarily on the executive officers of our general partner, who also serve as the senior management team of CVR Energy and its affiliates, to manage most aspects of our business and affairs.

Although we entered into a services agreement with CVR Energy on December 31, 2012, as amended, under which we compensate CVR Energy for the services of its management, CVR Energy’s management is not required to devote any specific amount of time to our business. Moreover, CVR Energy can terminate the services agreement at any time, subject to a 180-day notice period. In addition, the executive officers of CVR Energy, including its chief executive officer, chief operating officer, chief financial officer and general counsel, will face conflicts of interest if decisions arise in which we and CVR Energy have conflicting points of view or interests.

Our general partner’s affiliates may compete with us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner, guaranteeing debt of its affiliates, the direct or indirect provision of management, advisory, and administrative services to its affiliates or other persons, and those activities incidental to its ownership of interests in us. However, except as provided in our partnership agreement, affiliates of our general partner (which includes CVR Energy) are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

The owners of our general partner are not required to share business opportunities with us.

Our partnership agreement provides that the owners of our general partner are permitted to engage in separate businesses which directly compete with us and are not required to share or communicate or offer any potential business opportunities to us even if the opportunity is one that we might reasonably have pursued. The partnership agreement provides that the owners of our general partner will not be liable to us or any unitholder for breach of any duty or obligation by reason of the fact that such person pursued or acquired for itself any business opportunity.

Neither our partnership agreement nor any other agreement requires CVR Energy or its affiliates to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. CVR Energy’s directors and officers must make these decisions in accordance with the fiduciaries duties they owe to the stockholders of CVR Energy, including Carl C. Icahn and certain of his affiliates, which may be contrary to our interests.

The officers and certain directors of our general partner who are also officers or directors of CVR Energy have fiduciary duties to CVR Energy and to its stockholders, including its majority stockholder, Icahn Enterprises L.P., that may cause them to pursue business strategies that disproportionately benefit CVR Energy or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us (such as CVR Energy) in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

Our general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to our unitholders for actions that, without such replacement, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interest of the partnership and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•	our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•	in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. See “—Fiduciary Duties.”

Actions taken by our general partner may affect the amount of cash distributions to unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of the board of directors of our general partner regarding such matters as:

•	the expenses associated with being a public company and other general and administrative expenses;

•	the creation of reserves;

•	interest expense and other financing costs related to current and future indebtedness;

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings; and

•	the issuance of additional units.

Our partnership agreement permits us to borrow funds to make a distribution, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

Our general partner and its affiliates are not required to own any of our common units. If our general partner’s affiliates were to sell all or substantially all of their common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

Currently, and after completion of this offering, affiliates of our general partner will own the majority of our outstanding units, but there is no requirement that they continue to do so. The general partner and its affiliates are permitted to sell all of their common units. In addition, the current owners of our general partner may sell the general partner interest or their interest in the general partner to an unrelated third party. If neither the general partner nor its affiliates owned any of our common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

We will reimburse our general partner and its affiliates, including CVR Energy, for expenses.

We reimburse our general partner and its affiliates, including CVR Energy, for costs incurred in managing and operating us, including overhead costs incurred by CVR Energy in rendering corporate staff and support services to us. Our partnership agreement provides that the board of directors of our general partner will determine in good faith the expenses that are allocable to us and that reimbursement of overhead to CVR Energy as described above is fair and reasonable to us. The services agreement does not contain any cap on the amount we may be required to pay pursuant to this agreement. See “Certain Relationships and Related Transactions, and Director Independence—Agreements with CVR Energy and CVR Partners—Services Agreement with CVR Energy” in our Annual Report on Form 10-K for the year ended December 31, 2013 for more information.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 95% of the common units, our general partner will have the right (which it may assign to any of its affiliates or to us), but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. If our general partner and its affiliates reduce their ownership percentage to below 70% of the outstanding units, the ownership threshold to exercise the call right will be permanently reduced to 80%. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See “The Partnership Agreement—Call Right.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s length negotiations. Our general partner will determine, in good faith, the terms of any such future transactions.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets, other than its interest in us. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

We may choose to not retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us in this offering have been retained by our general partner or its affiliates. Attorneys, independent accountants and others who perform services for us in the future will be selected by our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Except in limited circumstances, our general partner has the power and authority to conduct our business without limited partner approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into equity securities of the partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person (subject in certain circumstances to approval by the limited partners);

•	the use of our assets for any purpose consistent with the terms of the partnership agreement, including the financing of the conduct of our and our subsidiaries’ operations, the lending of funds to other persons; the repayment or guarantee of obligations of us or any of our subsidiaries and the making of capital contributions to us or any of our subsidiaries;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the interests in our partnership from, or requesting that trading be suspended on, any such exchange;

•	the purchase, sale or other acquisition or disposition of our equity securities, or the issuance of additional options, rights, warrants, appreciation rights tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for our securities; and

•	the entering into of agreements with any of its affiliates, including any agreement to render services to us or to itself in the discharge of its duties as our general partner.

See “The Partnership Agreement” for information regarding the voting rights of common unitholders.

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owners. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests. The following is a summary of:

•	the default fiduciary duties under by the Delaware Act;

•	the standards contained in our partnership agreement that replace the default fiduciary duties; and

•	certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith”, meaning that it believed its actions or omissions were not adverse to the interest of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards reduce the obligations to which our general partner would otherwise be held.

If our general partner does not seek approval from the conflicts committee of its board of directors or the unitholders, excluding any units owned by our general partner or its affiliates, and its board of directors approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its reliance on the provisions of our partnership agreement.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. See “Description of The Common Units—Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign the partnership agreement does not render our partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See “The Partnership Agreement—Indemnification.”

Related Party Transactions

We have adopted policies for the review, approval and ratification of transactions with related persons. At the discretion of our general partner’s board of directors, a proposed related party transaction may generally be approved by the board in its entirety, or by a “conflicts committee” meeting the definitional requirements for such a committee under our partnership agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “us” or “we” are references to CVR Refining, LP and CVR Refining, LLC.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase common units subject to this registration statement, who do not materially participate in the conduct of our business activities, and who hold such common units as capital assets (including property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its common units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our common units and the prices at which such common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of common units) (please see “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see “—Disposition of Common Units—Allocations Between Transferors and Transferees”); (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please see “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”) and (iv) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of such deduction to any unitholder (please read “—Tax Treatment of Operations—Deduction for U.S. Production Activities”).

Partnership Status

A partnership is not a taxable entity for federal income tax purposes and incurs no U.S. federal income tax liability. Instead, as described below, each of our unitholders will take into account his respective share of our items of income, gain, loss and deduction in computing his U.S. federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder unless the amount of cash distributed to the unitholder exceeds the unitholder’s adjusted tax basis in his common units.

Section 7704 of the Internal Revenue Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining, production, processing, refining, transportation, storage and marketing of any natural resource including crude oil and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon the factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and our partnership and limited liability company subsidiaries will be disregarded as entities separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(i) Neither we nor any of our partnership or limited liability company subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes;

(ii) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code;

(iii) our business activities and operations and those of our subsidiaries will be operated in the manner described in this prospectus; and

(iv) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributing that stock to our unitholders in liquidation of their common units. This deemed contribution and liquidation should not result in the recognition of taxable income to our unitholders and us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its common units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who are admitted as limited partners of CVR Refining, LP, as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of common units, will be treated as partners of CVR Refining, LP for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Recent Legislative Developments. The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

Tax Consequences of Unit Ownership

Basis of Common Units. A unitholder’s tax basis in its common units initially will be the amount it paid for those common units plus its initial share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity-Level Collections” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Treatment of Distributions. Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution of cash by us to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses. A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its common units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its common units reduced by (i) any portion of that basis attributable to the unitholder’s share of our liabilities, (ii) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (iii) any amount of money the unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment.

A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its common units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

(i) interest on indebtedness properly allocable to property held for investment;

(ii) our interest expense allocable against portfolio income; and

(iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction. In general, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our common units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) its relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans. A unitholder whose common units are loaned (for example, a loan to a “short seller” to cover a short sale of common units) may be treated as having disposed of those common units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those common units would not be reportable by the unitholder, and (ii) any cash distributions received by the unitholder as to those common units would be fully taxable, possibly as ordinary income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its common units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates. Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of common units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of common units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing common units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of our common units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of common units due to lack of controlling authority. Because a unitholder’s tax basis for its common units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocate to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please see “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please see “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Deduction for U.S. Production Activities. Subject to the limitations on the deductibility of losses discussed above and the limitations discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (i) our qualified production activities income that is allocated to such unitholder or (ii) the unitholder’s taxable income, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

A unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the taxpayer for the taxable year, (ii) the qualified production activities income of the taxpayer for the taxable year, or (iii) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. Please read “Limited Partner Status—Recent Legislative Developments.” Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. A unitholder will be required to recognize gain or loss on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property he receives plus his share of our liabilities with respect to such common units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a common unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets that we own, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of common units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

(i) a short sale;

(ii) an offsetting notional principal contract; or

(iii) a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of common units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements. A unitholder who sells or purchases any common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the common units. Please see “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our common units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our common units. Furthermore, it is probable that they will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of common units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Publicly-traded partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(i) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(ii) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(iii) the amount and description of common units held, acquired or transferred for the beneficial owner; and

(iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Accuracy-Related Penalties. Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

Additional Withholding Requirements. A withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid to (i) a foreign financial institution (which includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding.

The withholding provisions described above are scheduled to apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant gross proceeds made on or after January 1, 2017. Each prospective unitholder should consult his own tax advisor regarding these withholding provisions.

State, Local, Non-U.S. and Other Tax Consequences

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in Arkansas, Iowa, Kansas, Missouri, Oklahoma Nebraska, Texas and South Dakota. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

While you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

SELLING UNITHOLDERS

We are registering for resale an indeterminate number of our common units. Units offered hereunder may include units held by certain of our unitholders to be named in a prospectus supplement.

The prospectus supplement for any offering of our common units by a selling unitholder hereunder will include, among other things, the following information:

•	the name of the each selling unitholder;

•	the nature of any position, office or other material relationship which each selling unitholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of common units held by each selling unitholder prior to the offering;

•	the number of common units to be offered for each selling unitholder’s account; and

•	the number and (if one percent or more) the percentage of common units held by each of the selling unitholders after the offering.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of effectiveness of internal controls over financial reporting of CVR Refining, LP and subsidiaries appearing in CVR Refining, LP’s Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated and combined financial statements of CVR Refining, LP and subsidiaries as of December 31, 2012, and the related combined statements of operations, changes in partners’ capital/divisional equity, and cash flows for each of the years in two-year period ended December 31, 2012 have been incorporated by reference herein (and in the registration statement) in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$	*
Legal fees and expenses		**
Accounting fees and expenses		**
Printing expenses		**
Listing expenses		**
Miscellaneous		**

TOTAL	$	**

*	The registrants are deferring payment of the registration fee in reliance on Rule 456(b) and 457(r).
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time

Item 15.	Indemnification of Directors and Officers.

Delaware Registrants

CVR Refining GP, LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company, subject to such standards and restrictions, if any, as are set forth in such limited liability company’s limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company operating agreement of CVR Refining GP, LLC provides generally for the indemnification of members and officers to the fullest extent permitted by law.

CVR Refining, LP

Section 17-108 of the Delaware Revised Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The partnership agreement of CVR Refining, LP provides that, in most circumstances, CVR Refining, LP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	CVR Refining, LP’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of CVR Refining, LP’s general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director employee, agent or trustee of CVR Refining, LP’s general partner or any departing general partner or any affiliate of CVR Refining, LP’s general partner or any departing general partner; or

•	any person who is or was serving at the request of CVR Refining, LP’s general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Any indemnification under these provisions will only be out of CVR Refining, LP’s assets. CVR Refining, LP’s general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. CVR Refining, LP may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether CVR Refining, LP would have the power to indemnify the person against liabilities under the partnership agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CVR Refining, LP pursuant to the foregoing provisions, CVR Refining, LP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement, and such Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings.

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CVR Refining, LP has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on the 24th day of June, 2014.

CVR REFINING, LP

By:	CVR Refining GP, LLC, its general partner

By:	/s/ John J. Lipinski
Name:	John J. Lipinski
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below appoints John J. Lipinski, Susan M. Ball and Edmund S. Gross, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed on June 24, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/ John J. Lipinski John J. Lipinski	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Susan M. Ball Susan M. Ball	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Stanley A. Riemann Stanley A. Riemann	Director of CVR Refining GP, LLC

/s/ Carl C. Icahn Carl C. Icahn	Director of CVR Refining GP, LLC

/s/ SungHwan Cho SungHwan Cho	Director of CVR Refining GP, LLC

/s/ Vincent J. Intrieri Vincent J. Intrieri	Director of CVR Refining GP, LLC

/s/ Courtney Mather Courtney Mather	Director of CVR Refining GP, LLC

/s/ Daniel A. Ninivaggi Daniel A. Ninivaggi	Director of CVR Refining GP, LLC

/s/ Kenneth Shea Kenneth Shea	Director of CVR Refining GP, LLC

/s/ Jon R. Whitney Jon R. Whitney	Director of CVR Refining GP, LLC

/s/ Glenn R. Zander Glenn R. Zander	Director of CVR Refining GP, LLC

/s/ Andrew Roberto Andrew Roberto	Director of CVR Refining GP, LLC

INDEX TO EXHIBITS

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1	Certificate of Limited Partnership of CVR Refining, LP (incorporated by reference to Exhibit 3.1 to CVR Refining, LP’s Form S-1 filed on October 1, 2012).

3.2	First Amended and Restated Agreement of Limited Partnership of CVR Refining, LP, dated as of January 23, 2013 (incorporated by reference to Exhibit 3.1 to CVR Refining, LP’s Form 8-K filed on January 29, 2013).

4.1	Indenture relating to 6.500% Senior Notes due 2022, dated as of October 23, 2012, by and among CVR Refining, LLC, Coffeyville Finance Inc., each of the guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Form 8-K filed by CVR Energy, Inc. on October 29, 2012 (Commission File No. 001-33492)).

4.2	Forms of 6.500% Senior Notes due 2022 (incorporated by reference to Exhibit 4.2 of the Form 8-K filed by CVR Energy, Inc. on October 29, 2012 (File No. 001-33492)).

4.3	Registration Rights Agreement, dated as of January 23, 2013, by and among CVR Refining, LP, Icahn Enterprises Holdings L.P., CVR Refining Holdings, LLC and CVR Refining Holdings Sub, LLC (incorporated by reference to Exhibit 10.1 to CVR Refining, LP’s Form 8-K filed on January 29, 2013).

4.4	First Supplemental Indenture, dated as of March 8, 2013, among CVR Refining, LP, CVR Refining, LLC, Coffeyville Finance Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.5 of the registrant’s registration statement on Form S-4 (File no. 333-188900), filed with the Commission on May 29, 2013).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

8.1*	Opinion of Vinson & Elkins L.L.P. as to tax matters.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1*	Power of Attorney (included in signature pages).

*	Filed herewith.
**	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement.